Exhibit 10.2

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of [date], by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and [name] (the “Participant”).

WHEREAS, the Participant has been designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the 2005 Long Term Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Participant agree as follows:

1. Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Participant a Restricted Share Award (the “Award”) of [number] Shares of the Company’s common stock (the “Restricted Shares”). The Award is granted as of [date] (the “Grant Date”), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. The Award constitutes the right, subject to the terms of the Plan and this Agreement, to distribution of the Shares.

2. Purchase Price. The purchase price of the shares subject to the Award shall be $0.00 per share.

3. Rights as Shareholder. On and after the Grant Date, and except to the extent provided in Section 7, the Participant will be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends and other distributions payable with respect to the Restricted Shares. If the Participant forfeits any rights he may have under this Award in accordance with Section 4, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.

4. Vesting. Subject to Section 5, the Participant’s Restricted Shares will become vested upon the following schedule:

(a) One-third ( 1/3) of the Restricted Shares vest on the first anniversary of the Grant Date, provided the Participant remains continuously employed by the Company until that first anniversary date;

(b) an additional one-third ( 1/3) of the Restricted Shares vest on the second anniversary of the Grant Date, provided the Participant remains continuously employed by the Company until that second anniversary date; and

(c) the final one-third ( 1/3) of the Restricted Shares vest on the third anniversary of the Grant Date, provided the Participant remains continuously employed by the Company until that third anniversary date.

As provided in the Plan, all of the Restricted Shares will become fully vested immediately in the event of a Change in Control. If the Participant has a Termination of Service before all of his Restricted Shares have become vested under this Agreement, the Participant’s Restricted Shares that have not become vested will be forfeited on and after the effective date of the Termination of Service. Neither the Company nor any Affiliate will have any further obligations to the Participant under this Agreement when the Participant’s Restricted Shares are forfeited.

5. Restrictive Covenants. The Participant acknowledges that, as a key management employee, the Participant will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those which involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and that he will have access to Confidential Information, as defined in Section 5(b) below. By virtue of the Participant’s unique and sensitive position and special background, employment of the Participant by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Participant’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company.

(a) Covenant Not to Solicit Employees. The Participant agrees that, during employment with the Company and for a period of one (1) year after termination of employment with the Company, he shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of the Participant’s termination of employment from the Company, to leave such employment and join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of his employment termination which had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four (4) most completed fiscal quarters.

(b) Covenant Not to Disclose or Use of Confidential Information. The Participant recognizes that he will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 5(b), which both the Company and the Participant agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Participant agrees that the Participant will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Participant did not know and should not have known was disclosed to the Participant in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Participant make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Participant’s obligation to keep all such information confidential shall be in effect during and for a period of two (2) years after the termination of the Participant’s employment with the Company; provided, however, that the Participant will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

(c) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(d) Remedy for Breach. The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 5, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit all of the Restricted Shares granted under this Agreement, including Restricted Shares that have fully vested, and, if the Participant has previously sold any of such vested Restricted Shares, the Company shall also have the right to recover from the Participant the economic value of such shares as of the date that they vested.

(e) Survival. The forfeiture provisions of this Section 5 shall continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Company and the Participant have lapsed.

6. Certificates. The Restricted Shares will be evidenced by one (1) or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Shares. The Company will retain physical possession of such certificates, and the Participant shall deliver a stock power to the Company, endorsed in blank, related to the Restricted Shares for so long as such Restricted Shares remain unvested and subject to a risk of forfeiture.

7. Non-Transferable. The Restricted Shares that have not fully vested under Section 4 and the right to vote such stock and receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise disposed of or encumbered, except by will or the laws of descent; provided, however, that the Participant may grant to another person a revocable proxy to vote unvested Restricted Shares at a Company shareholder meeting.

8. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

9. Taxes. The Participant shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Restricted Shares. The Company or any Affiliate is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Participant, amounts of withholding and other taxes due in connection with the Award. The amount of the withholding shall not exceed the employer’s minimum statutory withholding requirement.

10. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

11. Amendment or Modification, Waiver. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter,

suspend, discontinue or terminate, the Award, prospectively or retrospectively; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Award may materially and adversely affect the rights of the Participant under the Award. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

12. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To the Participant at:

[name and address]

To the Company at:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Attention: Secretary

Any notice delivered personally or by courier under this Section 12 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

15. Jurisdiction and Venue. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

FREIGHTCAR AMERICA, INC.	PARTICIPANT:

By:
Title:	Name:	[specify]